Exhibit 99.1

NEWS RELEASE

GEOFF TATE RESIGNS FROM RAMBUS BOARD OF DIRECTORS

LOS ALTOS, Calif. – August 15, 2006 – Rambus Inc. (NASDAQ: RMBS) announced today that Geoff Tate, former CEO of the Company from 1990 through 2005, has given notice of his intention to resign from its Board of Directors. “On behalf of Rambus, we thank Geoff for his efforts in building the Company’s strong technology base and for his many contributions to the Company as CEO and Director,” said Kevin Kennedy, Chairman of the Rambus Board of Directors.

As announced on July 19, 2006, the Audit Committee of the Rambus Board of Directors has reached a preliminary conclusion that the actual measurement dates for certain stock option grants issued in prior years differ from the recorded grant dates for such awards. During this period, Geoff was CEO and the sole member of the Stock Option Committee. Given these circumstances and to ensure that there is not even the appearance of a conflict of interest, Geoff felt he could best support the Company by resigning from his position on the Board as Rambus resolves these issues.

About Rambus Inc.

Rambus is one of the world’s premier technology licensing companies specializing in the invention and design of high-speed chip interfaces. Since its founding in 1990, the company’s patented innovations, breakthrough technologies and renowned integration expertise have helped industry-leading chip and system companies bring superior products to market. Rambus’ technology and products solve customers’ most complex chip and system-level interface challenges enabling unprecedented performance in computing, communications and consumer electronics applications. Rambus licenses both its world-class patent portfolio as well as its family of leadership and industry-standard interface products. Headquartered in Los Altos, California, Rambus has regional offices in North Carolina, India, Germany, Japan and Taiwan. Additional information is available at www.rambus.com.

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Press Contact:

Linda Ashmore

Rambus Public Relations

(650) 947-5411

lashmore@rambus.com